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Exhibit 10.1

THE NASDAQ STOCK MARKET, INC.

$150,000,000

5.83% Senior Notes due May 9, 2007

NOTE PURCHASE AGREEMENT

Dated May 9, 2002

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS
SCHEDULE B	—	DEFINED TERMS
SCHEDULE 4.9	—	Changes in Corporate Structure
SCHEDULE 5.3(a)	—	Disclosure Materials
SCHEDULE 5.3(b)	—	Excepted Materials
SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.11	—	Patents, Etc.
SCHEDULE 5.14	—	Use of Proceeds
SCHEDULE 5.15	—	Existing Debt
SCHEDULE 10.5	—	Description of Affiliate Agreements
EXHIBIT 1	—	Form of 5.83% Senior Note due May 9, 2007
EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

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The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, New York 10006

5.83% Senior Notes due May 9, 2007

Dated as of
May 9, 2002

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

        The Nasdaq Stock Market, Inc., a Delaware corporation (the "Company"), agrees with you as follows:

SECTION 1.    AUTHORIZATION OF NOTES.

        The Company will authorize the issue and sale of $150,000,000 aggregate principal amount of its 5.83% Senior Notes due May 9, 2007 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.    SALE AND PURCHASE OF NOTES.

        Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "Other Agreements") identical with this Agreement with each of the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

SECTION 3.    CLOSING.

        The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois at 10:00 a.m., at a closing (the "Closing") on May 9, 2002 or on such other Business Day thereafter on or prior to May 16, 2002 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000, as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number:                    . If at the Closing the Company shall fail to deliver such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4.    CONDITIONS TO CLOSING.

        Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

        Section 4.1.    Representations and Warranties.    The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

        Section 4.2.    Performance; No Default.    The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing.

        Section 4.3.    Compliance Certificates.

          (a)    Officer's Certificate.    The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

          (b)    Secretary's Certificate.    The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

        Section 4.4.    Opinions of Counsel.    You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Skadden, Arps, Slate, Meagher & Flom LLP covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

        Section 4.5.    Purchase Permitted by Applicable Law, Etc.    On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

        Section 4.6.    Sale of Other Notes.    Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them at the Closing as specified in Schedule A.

        Section 4.7.    Payment of Special Counsel Fees.    Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

        Section 4.8.    Private Placement Number.    A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

        Section 4.9.    Changes in Corporate Structure.    Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

        Section 4.10.    Funding Instructions.    At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

        Section 4.11.    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to you that:

        Section 5.1.    Organization; Power and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, in each case as described in the Memorandum (as defined in Section 5.3), to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

        Section 5.2.    Authorization, Etc.    This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof and payment therefor by the Purchasers in accordance with the terms of this Agreement, each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 5.3.    Disclosure.    The Company, through its agent, Salomon Smith Barney Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated April 9, 2002 (the "Memorandum"), relating to the transactions contemplated hereby. This Agreement, the Memorandum as of its date, the documents, certificates or other writings identified in Schedule 5.3(a) and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2001, except as disclosed on Schedule 5.3(b), there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

        Section 5.4.    Organization and Ownership of Shares of Subsidiaries.    (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

          (b)  All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c)  Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly formed or organized, validly existing and in good standing (or the equivalent thereof under local law) under the laws of its jurisdiction of organization or formation, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, in each case as described in the Memorandum.

        Section 5.5.    Financial Statements.    The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto and except in the case of unaudited financial statements for the absence of footnotes and subject to normal year-end adjustments).

        Section 5.6.    Compliance with Laws, Other Instruments, Etc.    The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except in the case of each of the foregoing, any contravention, breach, default, violation or Lien that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        Section 5.7.    Governmental Authorizations, Etc.    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority, including, without limitation, the Securities and Exchange Commission is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

        Section 5.8.    Litigation; Observance of Statutes and Orders.    (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b)  Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

        Section 5.9.    Taxes.    The Company and its Subsidiaries have filed (after giving effect to proper and customary extensions) all income tax returns that are required to have been filed in any jurisdiction (except where the failure to file such returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1997.

        Section 5.10.    Title to Property; Leases.    The Company and its Subsidiaries have good and sufficient title to their respective Material properties described in the Memorandum, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

        Section 5.11.    Licenses, Permits, Etc.    Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

        Section 5.12.    Compliance with ERISA.    (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b)  The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meanings specified in section 3 of ERISA.

          (c)  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d)  The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

          (e)  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

        Section 5.13.    Private Offering by the Company.    Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of such securities from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 75 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

        Section 5.14.    Use of Proceeds; Margin Regulations.    The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

        Section 5.15.    Existing Debt.    Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of March 31, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

        Section 5.16.    Foreign Assets Control Regulations, Etc.    Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is or will become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.

        Section 5.17.    Status under Certain Statutes.    Neither the Company nor any Subsidiary is, or upon the consummation of the transactions contemplated by this Agreement will be, an "investment company" as defined in the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

        Section 5.18.    Notes Rank Pari Passu.    The obligations of the Company in respect of the Notes rank at least pari passu in right of payment with all other unsecured Senior Debt (actual or contingent) of the Company, including, without limitation, all unsecured Senior Debt of the Company described in Schedule 5.15 hereto.

        Section 5.19.    Exchange Act.    The Company is subject to the periodic reporting requirements of the Exchange Act.

SECTION 6.    REPRESENTATIONS OF THE PURCHASER.

        Section 6.1.    Purchase for Investment.    You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available.

        Section 6.2.    Source of Funds.    You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (a)  the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

          (b)  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (c)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

          (d)  the Source is a governmental plan; or

          (e)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

          (f)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

        As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7.    INFORMATION AS TO COMPANY.

        Section 7.1.    Financial and Business Information.    The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (a)  Quarterly Statements—within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

              (i)  an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

            (ii)  unaudited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared and filed with the Securities and Exchange Commission in compliance with the requirements of Form 10-Q shall be deemed to satisfy the requirements of this Section 7.1(a);

          (b)  Annual Statements—within 120 days after the end of each fiscal year of the Company, duplicate copies of:

              (i)  an audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

            (ii)  audited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

  setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared and filed with the Securities and Exchange Commission in compliance with the requirements of Form 10-K shall be deemed to satisfy the requirements of this Section 7.1(b);

          (c)  SEC and Other Reports—promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

          (d)  Notice of Default or Event of Default—promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e)  ERISA Matters—promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

              (i)  with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

            (ii)  the taking by the PBGC of steps to institute, or the threatening in writing by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

            (iii)  any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

          (f)    Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

        Section 7.2.    Officer's Certificate.    Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a)  Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2 and 10.3(i) hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b)  Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

        Section 7.3.    Inspection.    The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a)  No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during normal business hours, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b)  Default—if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary during normal business hours, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries, all at such times and as often as may be requested in writing.

SECTION 8.    PREPAYMENT OF THE NOTES.

        Section 8.1.    Required Prepayments.    No regularly scheduled prepayment of the principal of the Notes is required prior to the final maturity thereof.

        Section 8.2.    Optional Prepayments with Make-Whole Amount.    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with accrued and unpaid interest, plus the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the prepayment date, the aggregate principal amount of the Notes to be prepaid on the prepayment date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

        Section 8.3.    Allocation of Partial Prepayments.    In the case of each partial prepayment of the Notes, the aggregate principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

        Section 8.4.    Maturity; Surrender, Etc.    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

        Section 8.5.    Purchase of Notes.    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the Required Holders accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

        Section 8.6.    Make-Whole Amount.    The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) based on the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX-6" of the Bloomberg Financial Markets Services Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in U.S. treasury securities) for actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded on-the-run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.    AFFIRMATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

        Section 9.1.    Compliance with Law.    The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, the Exchange Act and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

        Section 9.2.    Insurance.    The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance (including appropriate and customary self-insurance) with respect to their respective Material properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonably adequate and appropriate for the conduct of the business of the Company and its Subsidiaries.

        Section 9.3.    Maintenance of Properties.    The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

        Section 9.4.    Payment of Taxes.    The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

        Section 9.5.    Corporate Existence, Etc.    Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all Material rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

        Section 9.6.    Notes to Rank Pari Passu.    The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Debt (actual or contingent) of the Company. Without the limiting the foregoing, the Notes and all other obligations of this Agreement of the Company are and, the Company hereby acknowledges, at all times shall rank senior in right of payment to the 4% Convertible Subordinated Notes issued pursuant to the Securities Purchase Agreement dated as of March 23, 2001 among the Company, Hellman and Friedman Capital Partners IV, L.P. and certain other parties thereto, and any other similar Convertible Subordinated Notes issued by the Company in exchange for, to effect a transfer of, any such convertible notes.

SECTION 10.    NEGATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

        Section 10.1.    Interest Coverage Ratio.    The Company will as at the end of each fiscal quarter keep and maintain the ratio of Consolidated EBITDA for the four consecutive fiscal quarters then most recently ended to Consolidated Interest Expense for such four consecutive fiscal quarters at not less than 4.0 to 1.0.

        Section 10.2.    Priority Debt.    The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated Priority Debt, including the Priority Debt then to be created, issued, assumed, guaranteed or otherwise incurred, shall not exceed 10% of Consolidated Total Assets.

        Section 10.3.    Limitation on Liens.    The Company will not, and will not permit any Subsidiary to, create or incur, or assume or permit to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a)  Liens for property taxes, assessments or other governmental charges which are not yet due and payable and Liens securing claims or demands of mechanics, landlords, carriers, warehousemen, materialmen and other such Liens incurred in the ordinary course of business for sums not yet due and payable; provided that payment thereof is not at the time required by Section 9.4;

          (b)  Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c)  Liens incidental to the conduct of the Company's and its Subsidiaries' business or the ownership of properties and assets (including Liens in connection with workers' compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d)  survey exceptions or encumbrances, easements, reservations, leases, subleases or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are incidental for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use or detract from their value in the operation of the business of the Company and its Subsidiaries;

          (e)  Liens securing Debt of the Company or a Subsidiary to the Company or to another Wholly-owned Subsidiary;

          (f)    Liens existing as of the date of the Closing and described on Schedule 5.15 hereto;

          (g)  Liens created or incurred after the date of the Closing given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction or improvement of property or of assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition or purchase thereof or at the time of completion of construction or improvement, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction or improvement, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased, constructed or improved, (ii) such Lien shall have been created or incurred contemporaneously with or within 180 days of the date of acquisition or purchase or completion of construction or improvement, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed an amount equal to 100% of the lesser of (1) the total purchase price or (2) fair market value at the time of acquisition or purchase (as determined in good faith by the Board of Directors of the Company) or the cost of construction or improvement on the date of completion thereof, and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

          (h)  any Lien existing on property or assets of a Person at the time such Person is consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property or assets acquired by the Company or any Subsidiary at the time such property or assets are so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) each such Lien shall extend solely to the property or assets so acquired, (ii) such Lien shall not have been created or assumed in contemplation of such consolidation, merger or acquisition, and (iii) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

          (i)    Liens created or incurred after the date of the Closing given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (h) hereof; provided that (i) all Debt secured by such Liens shall have been incurred within the limitations provided in Section 10.2 and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

          (j)    any extension, renewal or refunding of any Lien permitted by the preceding clauses (f) through (h) of this Section 10.3 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Debt secured thereby; provided that (i) such extension, renewal or refunding of Debt shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same property, (iii) the maturity date of such Debt shall not be shortened in connection with such extension, renewal or refunding, and (iv) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist.

        Section 10.4.    Mergers, Consolidations, Etc.    The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

          (a)  any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a

  Wholly-owned Subsidiary (and not the Company), the Wholly-owned Subsidiary shall be the surviving or continuing corporation;

          (b)  the Company may consolidate or merge with or into any other Person if (i) the Person (if other than the Company) which results from such consolidation or merger (the "surviving Person") is a Person organized under the laws of any state of the United States or the District of Columbia or the laws of Canada, Japan or any country in Western Europe, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving Person and the surviving Person shall furnish to the holders of the outstanding Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist; and

          (c)  the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the acquiring Person is organized under the laws of any state of the United States or the District of Columbia or the laws of Canada, Japan or any country in Western Europe, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring Person and the acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

        Section 10.5.    Transactions with Affiliates.    The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction (including, without limitation, the purchase, lease, sale or exchange of property of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable at such time in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Subsidiary; provided that (a) the agreements described on Schedule 10.5 hereto, each of which agreements is between the Company and the National Association of Securities Dealers, Inc., a Delaware corporation ("NASD"), (b) agreements or transactions entered into after the date hereof by the Company with the NASD which may not be entered into on an arm's-length basis, but which are approved by a duly constituted majority of disinterested members of the Board of Directors or any duly constituted committee thereof (collectively, the "Disinterested Members") of the Company and filed with the Securities and Exchange Commission if required by applicable law, and (c) compensation, fee, indemnification, vacation, health and life insurance, deferred compensation, retirement and/or savings plans and other similar programs, plans or arrangements pertaining to directors and officers of the

Company or any of its Subsidiaries entered into in the ordinary course of a business or approved by a majority of Disinterested Members shall in each such case be deemed not to be in violation of this Section 10.5.

SECTION 11.    EVENTS OF DEFAULT.

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a)  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b)  the Company defaults in the payment of any interest on any Note for more than ten days after the same becomes due and payable; or

          (c)  the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.5 and such default is not remedied within 10 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

          (d)  the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 45 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

          (e)  any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f)    (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

          (g)  the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h)  a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

          (i)    a final judgment or judgments for the payment of money in excess of $25,000,000 (excluding for purposes of such determination such amount of any insurance proceeds paid on behalf of the Company or any of its Subsidiaries in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal; or

          (j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Total Assets, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) partial or complete withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

        Section 12.1.    Acceleration.    (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b)  If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c)  If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder of Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

        Upon any Note's becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

        Section 12.2.    Other Remedies.    If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

        Section 12.3.    Rescission.    At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

        Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.    No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

        Section 13.1.    Registration of Notes.    The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

        Section 13.2.    Transfer and Exchange of Notes.    Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as you and the Other Purchasers have made pursuant to Section 6.2.

        Section 13.3.    Replacement of Notes.    Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a)  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000 such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b)  in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.    PAYMENTS ON NOTES.

        Section 14.1.    Place of Payment.    Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

        Section 14.2.    Home Office Payment.    So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

SECTION 15.    EXPENSES, ETC.

        Section 15.1.    Transaction Expenses.    Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of one firm of attorneys as special counsel) incurred by the purchasers of the Notes in connection with the initial issuance and sale of the Notes hereunder and all costs and expenses (including reasonable attorneys' fees of one firm of attorneys as special counsel) incurred by the holders of the Notes in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the fees and costs incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

        Section 15.2.    Survival.    The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.    AMENDMENT AND WAIVER.

        Section 17.1.    Requirements.    This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (a) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (b) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (c) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

        Section 17.2.    Solicitation of Holders of Notes.

          (a)    Solicitation.    The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b)    Payment.    The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding whether or not such holder consented to such waiver or amendment.

        Section 17.3.    Binding Effect, Etc.    Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

        Section 17.4.    Notes Held by Company, Etc.    Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.    NOTICES.

        All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

              (i)  if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

            (ii)  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

            (iii)  if to the Company, to the Company at its address set forth at the beginning hereof to the attention of General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

        Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.    REPRODUCTION OF DOCUMENTS.

        This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.    CONFIDENTIAL INFORMATION.

        For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

(c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any other holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 20.

SECTION 21.    SUBSTITUTION OF PURCHASER.

        You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.    MISCELLANEOUS.

        Section 22.1.    Successors and Assigns.    All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

        Section 22.2.    Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

        Section 22.3.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 22.4.    Construction.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        Section 22.5.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by all, of the parties hereto.

        Section 22.6.    Governing Law.    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

* * * * *

        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
THE NASDAQ STOCK MARKET, INC.
	By	/s/ DAVID P. WARREN
		Name:	David P. Warren
		Title:	Executive Vice President and Chief Financial Officer
The foregoing is hereby agreed to as of the date thereof.
[VARIATION]
By

Name:
Title:

SCHEDULE A
(to Note Purchase Agreement)

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Notes to Be Purchased
ACACIA NATIONAL LIFE INSURANCE COMPANY 5900 "O" Street Lincoln, Nebraska 68510-2234	$1,000,000
AMERITAS VARIABLE LIFE INSURANCE COMPANY 5900 "O" Street Lincoln, Nebraska 68510-2234	$1,000,000
ANCHOR NATIONAL LIFE INSURANCE COMPANY c/o AIG Global Investment Corporation Attn: Private Placements Department, A36-04 P. O. Box 3247 Houston, Texas 77253-3247 Fax Number: (713) 831-1072 Overnight Mailing Address: 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155	$15,000,000
C.M. LIFE INSURANCE COMPANY c/o Massachusetts Mutual Life Insurance Company c/o David L. Babson & Company Inc. 1500 Main Street, Suite 2800 Springfield, Massachusetts 01115 Attention: Securities Investment Division	$3,000,000
FIRST SUNAMERICA LIFE INSURANCE COMPANY c/o AIG Global Investment Corporation Attn: Private Placements Department, A36-04 P. O. Box 3247 Houston, Texas 77253-3247 Fax Number: (713) 831-1072 Overnight Mailing Address: 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155	$5,000,000
JEFFERSON-PILOT LIFE INSURANCE COMPANY Post Office Box 20407 Greensboro, North Carolina 27420 Attention: Securities Administration Telefacsimile: (336) 691-3717 Overnight Mail Address: 100 North Greene Street Greensboro, North Carolina 27401	$10,000,000

GE LIFE AND ANNUITY ASSURANCE COMPANY c/o GE Financial Assurance Account: GE Life and Annuity Assurance Company Two Union Square, 601 Union Street Seattle, Washington 98101 Attention: Investment Department, Private Placements Phone Number: (206) 516-4954 Fax Number: (206) 516-4578		$15,800,000
GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY c/o GE Financial Assurance Account: General Electric Capital Assurance Company Two Union Square, 601 Union Street Seattle, Washington 98101 Attention: Investment Depart., Private Placements Phone Number: (206) 516-4954 Fax Number: (206) 516-4578		$5,000,000
GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY c/o GE Financial Assurance Account: GECA LTC Two Union Square, 601 Union Street Seattle, Washington 98101 Attention: Investment Depart., Private Placements Phone Number: (206) 516-4954 Fax Number: (206) 516-4578		$2,700,000

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
c/o Lincoln National Corporation
Renaissance Square
200 East Berry Street
Fort Wayne, Indiana 46802
Attention: K. Estep—Investment Accounting
Fax: (260) 455-2622—Accounting	$ $ $	5,000,000 4,000,000 3,500,000

Name and Address of Purchaser	Principal Amount of Notes to Be Purchased
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY c/o David L. Babson & Company Inc. 1500 Main Street, Suite 2800 Springfield, Massachusetts 01115 Attention: Securities Investment Division	$7,000,000
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY c/o David L. Babson & Company Inc. 1500 Main Street, Suite 2800 Springfield, Massachusetts 01115 Attention: Securities Investment Division	$3,800,000
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY c/o David L. Babson & Company Inc. 1500 Main Street, Suite 2800 Springfield, Massachusetts 01115 Attention: Securities Investment Division	$3,800,000
MASSMUTUAL ASIA LIMITED c/o David L. Babson & Company Inc. 1500 Main Street, Suite 2800 Springfield, Massachusetts 01115 Attention: Securities Investment Division	$400,000
NATIONWIDE LIFE INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities Facsimile: (614) 249-4553	$12,500,000
PHOENIX LIFE INSURANCE COMPANY (CLOSED BLOCK ACCOUNT) c/o Phoenix Investment Partners 56 Prospect Street Hartford, Connecticut 06115 Attention: Private Placement Department Phone: (860) 403-5519 Fax: (860) 403-7248	$3,000,000
PHOENIX LIFE INSURANCE COMPANY (UNIVERSAL LIFE ACCOUNT) c/o Phoenix Investment Partners 56 Prospect Street Hartford, Connecticut 06115 Attention: Private Placement Department Phone: (860) 403-5519 Fax: (860) 403-7248	$2,000,000

Name and Address of Purchaser	Principal Amount of Notes to Be Purchased

SUNAMERICA LIFE INSURANCE COMPANY c/o AIG Global Investment Corporation Attn: Private Placements Department, A36-04 P. O. Box 3247 Houston, Texas 77253-3247 Fax Number: (713) 831-1072 Overnight Mailing Address: 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155		$10,000,000
SUNAMERICA LIFE INSURANCE COMPANY (STERLING SELECT ACCOUNT) c/o AIG Global Investment Corporation Attn: Private Placements Department, A36-04 P. O. Box 3247 Houston, Texas 77253-3247 Fax Number: (713) 831-1072 Overnight Mailing Address: 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155		$5,000,000
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA 730 Third Avenue New York, New York 10017-3206		$8,000,000
TIAA-CREF LIFE INSURANCE COMPANY c/o Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017-3206		$10,000,000
THE TRAVELERS INSURANCE COMPANY 242 Trumbull Street P.O. Box 150449 Hartford, CT 06115-0449 Attention: Citigroup Global Investments—7TS Fax Number: (860) 954-5243	$ $	7,000,000 3,000,000
THE UNION CENTRAL LIFE INSURANCE COMPANY c/o Summit Investment Partners, Inc. 312 Elm Street, Suite 1212 Cincinnati, Ohio 45202 Attention: Scott Keller Fax: (513) 632-1697		$3,500,000

SCHEDULE B
(to Note Purchase Agreement)

DEFINED TERMS

        Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.

        Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Closing" is defined in Section 3.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Company" means The Nasdaq Stock Market, Inc., a Delaware corporation.

        "Confidential Information" is defined in Section 20.

        "Consolidated EBITDA" for any period means the sum of (a) Consolidated Net Operating Income during such period plus (to the extent deducted in determining Consolidated Net Operating Income) (b) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Subsidiaries during such period, all as it appears in the Company's consolidated statement of income prepared in accordance with GAAP.

        "Consolidated Interest Expense" means all Interest Expense of the Company and its Subsidiaries determined on a consolidated basis for any period after eliminating intercompany items.

        "Consolidated Net Operating Income" means the Company's net operating income as it appears in its consolidated statement of income prepared in accordance with GAAP.

        "Consolidated Priority Debt" means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items.

        "Consolidated Total Assets" means as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis and in accordance with GAAP.

        "Debt" with respect to any Person means, at any time, without duplication,

          (a)  its liabilities for borrowed money;

          (b)  its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c)  all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d)  all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e)  all its liabilities in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

          (f)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

        "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

        "Default Rate" as of any date means that rate of interest that is the greater of (i) 2% per annum above the interest rate stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% per annum over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its "base" or "prime".

        "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

        "Event of Default" is defined in Section 11.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules, regulations, orders and directives promulgated thereunder.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Authority" means

          (a)  the government of

            (i)    the United States of America or any State or other political subdivision thereof, or

            (ii)  any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b)  any entity (including, without limitation, the Securities and Exchange Commission) exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

2

        "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)  to purchase such Debt or obligation or any property constituting security therefor;

          (b)  to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

          (c)  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

          (d)  otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

        "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        "Interest Expense" of the Company and its Subsidiaries for any period means all interest (including the interest component on Rentals on Capital Leases) and all amortization of debt discount and expense on any Debt (including, without limitation, payment-in-kind, zero coupon and other like securities). Computations of Interest Expense on a pro forma basis for Debt having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Make-Whole Amount" is defined in Section 8.6.

        "Material" means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

        "Memorandum" is defined in Section 5.3.

3

        "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA), to which the Company or an ERISA Affiliate is making or accruing an obligation to make contributions.

        "Notes" is defined in Section 1.

        "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

        "Other Agreements" is defined in Section 2.

        "Other Purchasers" is defined in Section 2.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        "Priority Debt" means (a) any Debt of the Company secured by Lien created or incurred within the limitations of Section 10.3(i) and (b) any Debt of Subsidiaries (excluding (i) Debt owed by a Subsidiary to the Company or any other Wholly-owned Subsidiary and (ii) Debt of a Subsidiary outstanding at the date of its acquisition, provided that (1) such Debt shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (2) immediately after giving effect thereto, no Default or Event of Default shall exist).

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

        "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

        "Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Senior Debt" means all Debt of the Company which is not expressed to be subordinate or junior in rank to any other Debt of the Company.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

4

        "Significant Subsidiary" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Company.

        "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Western Europe" means the member countries of the European Union as of the date of Closing (other than Greece, Spain, Portugal and Italy) and Switzerland.

        "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

5

SCHEDULE 4.9
(to Note Purchase Agreement)

CHANGES IN CORPORATE STRUCTURE

NONE

SCHEDULE 5.3(a)
(to Note Purchase Agreement)

DISCLOSURE MATERIALS

The Company's Form 10-K for the year ending December 31, 2001.

SCHEDULE 5.3(b)
(to Note Purchase Agreement)

EXCEPTED MATERIALS

          (a)  The items described in "Item 1. Business-Competition" (pages 19-21) of the Company's Form 10-K for the year ending December 31, 2001.

          (b)  The items described in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Environment—2002 Outlook" (page 41) and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Future Products and Competitive Trends—Competitive Trends" (page 48) of the Company's Form 10-K for the year ending December 31, 2001.

SCHEDULE 5.4
(to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Name	Country of Organization	Percentage of Ownership
Quadsan Enterprises, Inc.	USA (Delaware)	100% by The Nasdaq Stock Market, Inc.
Nasdaq Tools, Inc.	USA (Delaware)	100% by The Nasdaq Stock Market, Inc.
Nasdaq International Market Initiatives, Inc.	USA (Delaware)	100% by The Nasdaq Stock Market, Inc.
Nasdaq Financial Products Services, Inc.	USA (Delaware)	100% by The Nasdaq Stock Market, Inc.
Nasdaq Financial Product Services Ireland Limited	Ireland	100% by Nasdaq Financial Products Services, Inc.
Nasdaq/Bios R & D Joint Venture, LLC(2)	USA(Delaware)	50% by The Nasdaq Stock Market, Inc.
Nasdaq Canada, Inc.	Canada	100% by The Nasdaq Stock Market, Inc.
Nasdaq Europe S.A./N.V.	Belgium	59% by The Nasdaq Stock Market, Inc.
Nasdaq Europe Limited.	UK	100% by Nasdaq Europe S.A./N.V.
Nasdaq Global Holdings	Switzerland	100% by The Nasdaq Stock Market, Inc.
Nasdaq Global Technology Limited	Bermuda	100% by Nasdaq Global Holdings
Nasdaq European Planning Company Limited(1)	UK	56% by Nasdaq Global Holdings
Nasdaq International Limited	UK	100% by Nasdaq Global Holdings
Nasdaq LTDA	Brazil	100% by Nasdaq International Limited
IndigoMarkets, Ltd	Bermuda	55% by Nasdaq Global Holdings
IndigoMarkets India Private Limited	India	100% by Indigo Markets, Ltd.

(1)
The remaining 44% of Nasdaq European Planning Company Limited is owned directly by The Nasdaq Stock Market, Inc.

(2)
Each of The Nasdaq Stock Market, Inc. and Bios Group LP owns a 50% interest in Nasdaq/Bios R&D Joint Venture, LLC (the "Joint Venture"). The Nasdaq Stock Market, Inc. claims a greater than 50% interest in the profits (losses) and capital of the Joint Venture.

SCHEDULE 5.5
(to Note Purchase Agreement)

FINANCIAL STATEMENTS

        The Company's Form 10-K for the year ending December 31, 2001.

SCHEDULE 5.11
(to Note Purchase Agreement)

PATENTS, ETC.

None

SCHEDULE 5.14
(to Note Purchase Agreement)

USE OF PROCEEDS

        The Company will apply the proceeds of the sale of the Notes for general corporate purposes, including to replace a portion of the cash used by the Company to fund the repurchase (the "Repurchase") of the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") held by the National Association of Securities Dealers, Inc. (the "NASD") that occurred in two stages, specifically on February 17, 2002 and March 8, 2002, respectively.

SCHEDULE 5.15
(to Note Purchase Agreement)

EXISTING DEBT

SUMMARY OF DEBT
(in millions)

THE NASDAQ STOCK MARKET, INC.
Hellman & Friedman (Note 1)	$240.0
SunTrust Bank (Note 2)	25.0
265.0
NASDAQ EUROPE SA/NA
Bridge Financing Notes (Note 3)	11.3
Strategic Partners Notes (Note 4)	12.2
23.5
Total	$288.5

Note 1    Hellman & Friedman has a 4% rate and matures March 2006.

Note 2    SunTrust has a 7.4% rate and matures 2012 (where principal payments are scheduled to begin 2007 in equal monthly installments until 2012).

Note 3    Bridge Financing loans are composed of 15 private lenders. $3.4M of Bridge Financing loans are at 6% interest and are due on December 31, 2003. $7.8M of Bridge Financing loans are at libor + 1% interest and are due on December 31, 2003.

Note 4    Strategic Partners loans are from 10 private lenders. $12.1M of Strategic Partner loans are at libor + 1% interest and are due on December 31, 2004.

SCHEDULE 10.3
(to Note Purchase Agreement)

DESCRIPTION OF AFFILIATE AGREEMENTS

1.
Regulatory Services Agreement, dated June 28, 2000, between NASD Regulation ("NASDR") and The Nasdaq Stock Market, Inc. ("Nasdaq"), as amended by First Amendment to Regulatory Services Agreement, dated as of February 5, 2002.

2.
Separation and Common Services Agreement, dated June 28, 2000, between the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc., as extended by Short-Term Extension of Separation and Common Services Agreement, dated December 31, 2001, as further extended by Short-Term Extension of Separation and Common Services Agreement, dated March 22, 2002, as further extended by Short-Term Extension of Separation and Common Services Agreement, dated April 30, 2002.

3.
Voting Trust Agreement, dated June 28, 2000, among the Nasdaq Stock Market, Inc., the National Association of Securities Dealers, Inc. and the Bank of New York, as amended by First Amendment to the Voting Agreement, dated as of January 18, 2001.

4.
Purchase and Sale Agreement, dated March 23, 2001, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

5.
Master Agreement, dated as of February 6, 2002, by and among The Nasdaq Stock Market, Inc. the National Association of Securities Dealers, Inc., and the American Stock Exchange, LLC, and for certain provisions, the American Stock Exchange Membership Corporation and Nasdaq Financial Products, Inc.

6.
Technology Transition Agreement, dated as of February 6, 2002, by and among The Nasdaq Stock Market, Inc. the National Association of Securities Dealers, Inc., and the American Stock Exchange, LLC.

7.
Investor Rights Agreement, dated February 20, 2002, between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

8.
Purchase and Sale Agreement, dated February 20, 2002, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

9.
Land Exchange Agreement, dated as of December 31, 2001, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

10.
Assignment of Lease, dated November 14, 2001, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

11.
Assignment of License Agreement, dated as of November 14, 2001, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

12.
Sublease for One Liberty Plaza, New York, NY, dated as of September 19, 2000, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

13.
Sublease for 55 West Monroe Street, Chicago, Illinois, dated as of March 21, 2002, by and between The Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc.

EXHIBIT 1
(to Note Purchase Agreement)

[FORM OF NOTE]

THE NASDAQ STOCK MARKET, INC.

5.83% Senior Note due May 9, 2007

No. [ ]	[Date]
$[ ]	PPN

        FOR VALUE RECEIVED, the undersigned, THE NASDAQ STOCK MARKET, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ], or registered assigns, the principal sum of [                        ] DOLLARS on May 9, 2007, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.83% per annum from the date hereof, payable quarterly, on the 9th day of February, May, August and November in each year, commencing with the February 9, May 9, August 9 or November 9 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.83% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its "base" or "prime" rate.

        Payments of principal of, interest on and the Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

        This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of May 9, 2002 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements.

        This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

        If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

        This Note shall be construed and enforced in accordance with, the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of a jurisdiction other than such State.

THE NASDAQ STOCK MARKET, INC.
By	Name: Title:

E-1-2

EXHIBIT 4.4(a)
(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

        The closing opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, which is called for by Section 4.4(a) of the Note Purchase Agreements, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

          1.    The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and the corporate authority to execute and perform the Note Purchase Agreements and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

          2.    Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

          3.    Each Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          4.    The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          5.    No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution, delivery and performance by the Company of the Note Purchase Agreements or the Notes.

          6.    The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Purchase Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound or any Federal, state or local la.

          7.    The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Purchase Agreements do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

          8.    The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and contemplated by the Note Purchase Agreements do not violate or conflict with Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          9.    The Company is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended.

          10.  There is no litigation pending or, to the best knowledge of such counsel, threatened which in such counsel's opinion could reasonably be expected to have a materially adverse effect on the Company's business or assets or which would impair the ability of the Company to issue and deliver the Notes or to comply with the provisions of the Note Purchase Agreements

        The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. You and the Other Purchasers, together with subsequent holders of the Notes, may rely on the opinion of Slate, Meagher & Flom LLP.

4.4(a)-2

EXHIBIT 4.4(b)
(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

To be delivered to the Purchasers only.

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
The Nasdaq Stock Market, Inc. One Liberty Plaza New York, New York 10006
SCHEDULE B (to Note Purchase Agreement)
DEFINED TERMS
SCHEDULE 4.9 (to Note Purchase Agreement)
CHANGES IN CORPORATE STRUCTURE
SCHEDULE 5.3 (a) (to Note Purchase Agreement)
DISCLOSURE MATERIALS
SCHEDULE 5.3(b) (to Note Purchase Agreement)
EXCEPTED MATERIALS
SCHEDULE 5.4 (to Note Purchase Agreement)
SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK
SCHEDULE 5.5 (to Note Purchase Agreement)
FINANCIAL STATEMENTS
SCHEDULE 5.11 (to Note Purchase Agreement)
PATENTS, ETC.
SCHEDULE 5.14 (to Note Purchase Agreement)
USE OF PROCEEDS
SCHEDULE 5.15 (to Note Purchase Agreement)
EXISTING DEBT
SUMMARY OF DEBT (in millions)
SCHEDULE 10.3 (to Note Purchase Agreement)
DESCRIPTION OF AFFILIATE AGREEMENTS
EXHIBIT 1 (to Note Purchase Agreement)
EXHIBIT 4.4(a) (to Note Purchase Agreement)
FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY
EXHIBIT 4.4(b) (to Note Purchase Agreement)
FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS